SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2009

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) William Blakeley resigned as president and chief technical officer effective January 16, 2009. Mr. Blakeley will be paid three months salary continuation as severance as provided by the terms of his 2005 employment letter and will have thirty days to exercise vested stock options.

(b) Fred Falk was promoted and appointed as President and Chief Executive Officer of the company by the Board of Directors on January 20, 2009. The Board also increased the number of directors from four to five persons and appointed Mr. Falk as a director of the Company.

Mr. Falk, age 54, has been the Company’s vice president of corporate development since July 2004. He formerly served as president and a member of the Board of the company from January 1997 (and from July 1998 as chief executive officer) until July 2004. From March 1995 to January 1997, he served as vice president of corporate development and vice president of OEM and international sales. Prior to joining the company, Falk worked for Resources Internationale as director of U.S. sales from 1993 to 1995. From 1988 to 1993, he was the manager of OEM sales and technology licensing for Personal Computer Products, Inc. From 1978 to 1988, he held several management positions at DH Technology.

There was no change in Mr. Falk’s compensation as a result of the promotion with his salary continuing at $155,000 per annum. Mr. Falk has no employment agreement with the company.

On January 21, 2009 the Company issued a press release about the resignation of Mr. Blakeley and the appointment of Mr. Falk, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated January 21, 2009 issued by e.Digital Corporation.*
99.2	Employment letter between the Company and William A. Blakeley dated October 20, 2005 filed as Exhibit 99.2 to Form 8-K dated October 27, 2005.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2009
e.DIGITAL CORPORATION

By: /s/ ROBERT PUTNAM
——————————————
Robert Putnam, Senior Vice President, Interim Financial Officer and Secretary
(Principal Financial and Accounting Officer and duly authorized to sign on behalf of the Registrant)

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